Exhibit 10.1

Settlement Agreement, dated March 23, 2005

SETTLEMENT AGREEMENT

This Agreement is between the Indiana Department of Revenue (“IDR”) and Trump Indiana, Inc. (“Trump Indiana”), and is entered into as of March 23, 2005.

Recitals

WHEREAS, Trump Indiana commenced its case under Chapter 11, Title 11, United States Code (the “Bankruptcy Code”) on November 21, 2004 (the “Petition Date”); and

WHEREAS, on November 22, 2004, the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”) granted Trump Indiana’s Motion For Order Authorizing Debtors To Pay Prepetition Trust Fund Taxes, Other Prepetition Priority Taxes And Gaming Taxes And Fees, and Trump Indiana’s Motion For Order Authorizing Payment Of Certain Prepetition Customer Related Claims And Obligations (collectively, the “First Day Orders”); and

WHEREAS, IDR filed its Proof of Claim (the “IDR Claim”) asserting its claim for taxes, a copy of which is attached hereto as Exhibit A; and

WHEREAS, Trump Indiana disputes certain tax obligations set forth in the IDR Claim; and

WHEREAS, it is the duty of the Commissioner of IDR to enforce and uphold the tax laws of the State of Indiana; and

WHEREAS, IDR has reviewed the facts and law applicable to the liabilities of Trump Indiana; and

WHEREAS, IDR and Trump Indiana desire to enter into a written agreement that eliminates the necessity of litigating their differences on the same substantive issues for different tax years, as well as end the liability of Trump Indiana for corporate income taxes and sales and use taxes, interest, and penalties arising from IDR’s audit of Trump Indiana’s business activities during certain tax periods and to obtain payment in full of such obligations promptly; and

WHEREAS, Trump Indiana and IDR seek to resolve the disputes between them and to fix the amount and treatment of all claims asserted by IDR and to provide for the payment of such claims pursuant to Section 3.03(b) of Trump Indiana’s Amended Joint Plan of Reorganization, dated February 12, 2005, as amended from time to time (the “Plan”), which provides for payment of tax claims pursuant to an agreement by the parties; and

WHEREAS, pursuant to the terms of this Agreement and consistent with the proposed Plan, Trump Indiana will pay IDR $20,708,071.28 as set forth below in satisfaction of IDR’s tax claims against Trump Indiana for all unpaid tax obligations existing as of the Petition Date in final resolution of all tax claims related to tax returns filed through that date except as set forth herein; and

WHEREAS, based upon this Agreement, IDR has refrained from asserting an objection to confirmation of the Plan.

NOW THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1. Recitals. The recitals set forth herein above are a material part of this Agreement and are hereby incorporated by reference.

2. This is an agreement referenced in Sections 3.03(b) and 5.23 of the Plan and shall be effective upon entry of the Confirmation Order; provided, however, (a) the requirement for Interim Payments (as defined below) set forth under ¶ 3(a) hereof shall immediately be effective upon execution hereof; and (b) at the sole election of IDR, this Agreement shall terminate and all compromises as to the claims resolved herein shall become void if the Effective Date (as defined in the Plan) does not occur on or before June 30, 2005, and/or the payments due under ¶ 3(a) are not made within ten (10) days of the date they are due.

3. Payment Schedule. Trump Indiana shall pay IDR $20,708,071.28, payable as follows:

(a) Within five (5) days of execution of this Agreement, and pursuant to the First Day Orders, Trump Indiana shall pay IDR $500,000 at the notice address set forth below and shall pay each month thereafter on the first day of such month $500,000, through and including the Effective Date (collectively, the “Interim Payments”). These Interim Payments shall be applied first to the satisfaction of liabilities for all taxes entitled to the lowest priority pursuant to Bankruptcy Code § 507, i.e., the general unsecured tax claims and, upon satisfaction thereof, to the next lowest priority claim and so forth, until paid in full.

(b) On the Effective Date, Trump Indiana shall pay the balance of the settlement amount to IDR.

This Agreement and the payments described in this Section 3 are subject to approval of the Bankruptcy Court. Within five business days of the date on which this Agreement is executed, Trump Indiana shall file a motion seeking such approval and shall use commercially reasonable efforts to obtain such approval. In the event the Bankruptcy Court does not provide such approval, IDR shall disgorge any payments received on or before the date on which the Bankruptcy Court denies such approval. In that event, moreover, the releases set forth at Section 5 below shall not be effective and IDR shall retain whatever rights it has or had, prior to and as of the date of this Agreement, to assert any and all claims against Trump Indiana. Notwithstanding the foregoing, Trump Indiana shall make all payments described in this Section 3 in accordance with terms hereof pending the approval of the Bankruptcy Court.

4. Written Satisfaction. Within five (5) days of Trump Indiana making its final payment in accordance with this Agreement, IDR shall issue to Trump Indiana a letter indicating that the IDR Claim is fully and completely satisfied.

5. Releases. Upon receipt and application of the payment hereunder pursuant to ¶ 3(b): (a) IDR agrees and confirms that it will not hereafter seek to assess or reassess against or collect from Trump Indiana, or any officer, director, shareholder, employee or agent of Trump Indiana, any Income Tax or Sales/Use Tax, including related interest or penalties, for the tax periods of the IDR Claim and that such tax periods are closed to assessments; provided, however, that if Trump Indiana files a Claim for Refund (which it may do respecting solely the amounts of base tax, interest, and penalty for 2003 that are identified as “per audit” on the exhibit to the IDR Proof of Claim), then IDR is free to audit and assess all claims related in any way to that Claim for Refund and all normal and customary administrative procedures related thereto shall apply and be followed; (b) IDR hereby releases Trump Indiana and all officers, directors, shareholders, employees or agents of Trump Indiana from liability for any Income Tax or Sales/Use Tax, including related interest and penalties for the tax periods of the IDR Claim, except for the promises contained in this Agreement, including any Claim for Refund audit set forth above. Upon the grant of the release set forth above, Trump Indiana hereby releases the State of Indiana, IDR, employees, officers, agents and attorneys, from any and all liabilities, expenses, demands, causes of action and claims whatsoever related to the IDR Claim and resolved hereby, except for the promises contained in this Agreement, including any Claim for Refund, if any, specifically set forth above.

6. Waiver. Trump Indiana agrees and confirms that it will not seek through claim for refund or any other method a refund of any Income Tax or Sales/Use Tax for the tax periods of the IDR Claim, except for the specific Claim for Refund permitted above. Trump Indiana acknowledges hereby that it waives any and all objections to the IDR Claim, as modified hereby and further acknowledges that relief under § 505 of the Bankruptcy Code is inapplicable and inappropriate hereunder. Trump Indiana hereby further waives its rights to relief under Bankruptcy Code § 505 respecting the IDR Claim and taxes assessed therein or claims for refund asserted by Trump Indiana covered by this Agreement.

7. Confidentiality. Trump Indiana and IDR, for themselves and for their respective attorneys in this action agree: (a) they will not divulge, disclose, or communicate to any other person, organization, or corporation that is not affiliated with or related to Trump Indiana, the terms or conditions of this Agreement except as may be required by law; and (b) they will not disclose, disseminate, or reveal the original, any copy, or any portion of this Agreement to any person, organization, or corporation that is not affiliated with or related to Trump Indiana, except as may be required by law; provided, however, nothing herein shall prohibit either the parties or their attorneys from divulging, disclosing, or communicating about this Agreement and its terms and conditions, either orally or in writing, or from disclosing, disseminating, or revealing this Agreement:

(i) to IDR, its employees, agents, and attorneys, or a court, or

(ii) to Trump Indiana or its employees, agents, and attorneys, in connection with this or any other Indiana tax dispute involving Trump Indiana.

8. Authority. Each party to this Agreement hereby represents and warrants that it has legal authority to enter this Agreement with respect to the subject matter of this Agreement, that the person executing the Agreement on behalf of the party is authorized to do so, and that the Agreement shall be binding and enforceable when duly executed and delivered by each party. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective or related departments, agencies, predecessors, successors and assigns.

9. No Admission Of Liability. Neither party to this Agreement, by the execution of this Agreement or the performance of its terms, shall be deemed to have made any admission or concession of fact or law whatsoever.

10. Scope Of Agreement. This Agreement represents a compromise of all issues between the parties.

11. Miscellaneous. Time is of the essence of this Agreement. The parties, jointly and severally, covenant and agree to execute and deliver, or cause to be executed and delivered, upon request by IDR, such further instruments and documents, and to perform or cause to be performed, such further acts, as may be necessary to carry out the terms, provisions, and purposes of this Agreement. Any modification, amendment, or waiver of any provision of this Agreement, or a consent to any departure by the parties, jointly and severally, shall be effective only when the same shall be in writing and signed by both parties, and then such waiver or consent shall be effective only in the specific instance and for the purpose given.

12. Choice Of Law. This Agreement shall be governed by Indiana law and shall be modified only in writing signed by the parties.

13. Notices. Any notices, demands, or communications required or permitted under this Agreement (including all payments) shall be in writing and shall be directed as follows:

If to IDR:	Dr. Jerome M. Secttor, Deputy Administrator
Legal Division
Indiana Department of Revenue
Room N248
100 North Senate Avenue
Indianapolis, IN 46204

With a copy to:	Michael W. Hile, Esq.
Katz & Korin, P.C.
334 North Senate Avenue
Indianapolis, IN 46204-1708

If to Trump Indiana:	Trump Indiana, Inc.
One Buffington Harbor
Gary, IN 46401
Attn: Chris Leininger

With a copy to:	Jeff Dible, Esq.
Locke Reynolds, LLP
201 N. Illinois Street, Suite 1000
P.O. Box 44961
Indianapolis, IN 46244-0961

14. Binding Effect. This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

15. Captions. The captions to this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

16. Counterparts. This Agreement may be executed in the original or in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Trump Indiana, Inc.		Indiana Department of Revenue

By:	/s/ CHRIS LEININGER	By:	/s/ JOHN ECKART
Printed:	Chris Leininger	Printed:	John Eckart
Title:	General Manager	Title:	Commissioner

By:	/s/ JEFF DIBLE	By:	/s/ MICHAEL J. GABOVITCH
	Jeff Dible, Esq.		Michael J. Gabovitch, Esq.

Attorney for Trump, Indiana, Inc.		Attorney for the Indiana Department of Revenue

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